ITEM 77Q-1.1

USCA FUND TRUST

Written Consent of Trustees
Amendment to Agreement and Declaration of Trust
March 22, 2018

The undersigned, being a majority of the Trustees of USCA Fund Trust, a Delaware statutory trust (the "Trust"), acting pursuant to Section
3806 of the Delaware Statutory Trust Act and Section 3 of Article IV
of the Trust's Agreement and Declaration of Trust, hereby consent and agree to the adoption of the following resolutions with the same effect as if such actions had been taken by majority vote at a meeting of the Board of Trustees of the Trust duly called and held for such purpose:

RESOLVED, that the name of USCA Shield Fund is changed to USCA Premium
Buy-Write Fund; and

FURTHER RESOLVED, that the officers of the Trust are authorized and directed to file with the U.S. Securities and Exchange Commission such amendments to the Trust's registration statement as deemed necessary and proper by such officers to effect the purpose of the foregoing resolution; and

FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take such additional actions as deemed necessary and proper by such officers to effect the purpose of the foregoing resolutions.

This action in writing may be executed in one or more counterparts, each of which when executed by the Trustees shall be deemed an original and all of which together shall be deemed the same action in writing and shall be filed in the records of the Trust.

IN WITNESS WHEREOF, the undersigned have executed this Consent with effect as of March 22, 2018.

/s/ John Ferguson
John Ferguson

/s/ Robert Harvey
Robert Harvey

/s/ Phil Pilibosian
Phil Pilibosian